Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

ORAGENICS, INC.

CERTIFICATE OF DESIGNATION AND RIGHTS OF

SERIES E MIRRORING PREFERRED STOCK

Pursuant to Section 607.0602 of the Florida Business Corporation Act

Oragenics, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), does hereby certify:

FIRST: That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Articles of Incorporation of the Corporation, as amended, the Board adopted the following resolutions on July 10, 2023 pursuant to the Corporation’s Articles of Incorporation, as amended, and Sections 607.0602, 607.1002 and 607.1006 of the Florida Business Corporation Act, authorizing a new series of the Corporation’s previously authorized Preferred Stock, no par value, designated as Series E Mirroring Preferred Stock. Shareholder action was not required.

SECOND: The Series E Mirroring Preferred Stock shall have the designation, number of shares, rights, qualifications, limitations and other terms and conditions as described herein.

THIRD: The Corporation is authorized to issue 50,000,000 shares of preferred stock, of which 5,417,000 shares of Series A Preferred have been designated, issued and outstanding and 4,050,000 shares of Series B Preferred have been designated, issued and outstanding.

FOURTH: The following resolutions were duly adopted by the Board of Directors of the Corporation:

WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation as amended provide for a class of its authorized stock known as preferred stock, consisting of 50,000,000 shares, no par value, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement (as defined below), 404,728 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES E PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Adjournment Proposal” means any resolution presented to the shareholders of the Corporation for the purpose of approving the Amendment or approving an adjournment of any meeting of the Corporation’s shareholders called to vote on the Amendment.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Amendment” means the amendment to the Corporation’s Amended and Restated Articles of Incorporation to effectuate an increase number of authorized shares of Common Stock from 4,166,666 shares of Common Stock to 350,000,000 shares of Common Stock.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Florida are authorized or required by law or other governmental action to close.

“Certificate of Designation” means these Articles of Amendment.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2(a) of the Purchase Agreement.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Florida Courts” shall have the meaning set forth in Section 7(d).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Series E Mirroring Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of August 4, 2023, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities” means the Series E Mirroring Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stated Value” shall have the meaning set forth in Section 2.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series E Mirroring Preferred Stock (the “Series E Mirroring Preferred Stock”) and the number of shares so designated shall be 404,728 (which shall not be subject to increase without the written consent of all of the holders of a majority of the then outstanding shares of the Series E Mirroring Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series E Mirroring Preferred Stock shall have no par value and a stated value equal to $0.10 (the “Stated Value”).

Section 3. Dividends. No dividends shall be paid on shares of Series E Mirroring Preferred Stock.

Section 4. Voting Rights.

a) Holders shall have no voting rights whatsoever pursuant to this Certificate of Designation and shall not vote separately or together with holders of shares of Common Stock or any other class or series of capital stock of the Corporation on any matters submitted to a vote of the shareholders of the Corporation, except as expressly specified herein or as required by applicable law. Notwithstanding the foregoing, each share of Series E Mirroring Preferred Stock shall entitle the holder thereof to 2,500 votes per each share of Series E Mirroring Preferred Stock solely and exclusively with respect to the Amendment and any Adjournment Proposal, voting together with the Common Stock and any other issued and outstanding shares of preferred stock of the Corporation as a single class.

b) Each Holder covenants to vote, and shall cause its Affiliates to vote, the shares of Series E Mirroring Preferred Stock on any proposal presented to the shareholders of the Corporation for purposes of approving the Amendment or the Adjournment Proposal and agrees that such shares of Series E Mirroring Preferred Stock, shall, to the extent voted in favor of the proposals, be automatically and without further action of the Holders voted in the same proportions as shares of Common Stock (excluding any shares of Common Stock that are not voted) and any other issued and outstanding shares of preferred stock of the Corporation (other than the Series E Mirroring Preferred Stock or shares of such preferred stock not voted) are voted on the Amendment and the Adjournment Proposal. For the avoidance of doubt, and for illustrative purposes only, if 30% of the aggregate votes cast by Common Stock and other preferred stock, if any, in connection with the Amendment are voted against such proposal and 70% of the aggregate votes cast by Common Stock and other preferred stock, if any, voting in connection with the Amendment are voted in favor thereof, then 30% of the votes cast by the shares of Series E Mirroring Preferred Stock (assuming all votes made in favor of the proposal) voting in connection with the Amendment shall vote against the approval of the Amendment and 70% of such votes shall be cast in favor of the Amendment.

c) Notwithstanding the provisions set forth in this Section 4, as long as any shares of Series E Mirroring Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of the Series E Mirroring Preferred Stock, voting or consenting (as the case may be) separately as a series, whether by merger, share exchange, consolidation or otherwise, (a) amend, alter or repeal the powers, preferences or rights of the Series E Mirroring Preferred Stock or alter or amend this Certificate of Designation in a manner adverse to the Holders of the Series E Mirroring Preferred Stock, (b) amend the Amended and Restated Articles of Incorporation as amended or other charter documents in a manner adverse to the rights, preferences are powers of the Series E Mirroring Preferred Stock, (c) increase the number of authorized shares of Series E Mirroring Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation. The Series E Mirroring Preferred Stock shall rank junior to the Series A Preferred Stock and the Series B Preferred Stock. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value for each share of Series E Mirroring Preferred Stock before any distribution or payment shall be made to the holders of Common Stock but after any other class of stock than ranks senior to the Series E Mirroring Preferred Stock, including the Series A Preferred Stock and the Series B Preferred Stock, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Section 6. Cancellation. In the event that the Amendment is effected, each share of Series E Mirroring Preferred Stock shall be automatically transferred to the Corporation and cancelled for no consideration on the effective date of the Amendment with no action on behalf of the Holder and such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series E Mirroring Preferred Stock.

Section 7. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 4902 Eisenhower, Suite 125, Tampa, FL 33634, Attention: Chief Executive Officer, or to any other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 7. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series E Mirroring Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series E Mirroring Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond).

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Hillsborough County, Florida (the “Florida Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Florida Courts, or such Florida Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

RESOLVED, FURTHER, that the President of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation and Rights in accordance with the foregoing resolution and the provisions of Florida law.

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IN WITNESS WHEREOF, the undersigned has executed and subscribed these Articles of Amendment on this [*], 2023.

ORAGENICS, INC.

By:
Name:	Kimberly Murphy
Title:	President and Chief Executive Officer